Exhibit 99.1

GulfMark Offshore Reports
First Quarter 2010 Operating Results
HOUSTON, April 27, 2010 — GulfMark Offshore, Inc. (NYSE: GLF) today announced results of operations for the three months ended March 31, 2010.
For the three months ended March 31, 2010, revenue was $84.7 million. Net income for the period was $21.5 million, or $0.84 per diluted share, and includes a $15.0 million, or $0.59 per diluted share, Norwegian tonnage tax benefit. Net income was $0.25 per diluted share before the special tax benefit.
As previously announced, the Norwegian government declared in February 2010 that the revisions made in 2007 to its tonnage tax regime were unconstitutional. The Company reversed in the first quarter of 2010 the $12.0 million that remained accrued related to the 2007 tax revision and collected in cash $3.0 million during the quarter from the Norwegian government related to payments made in previous years.
Results of Operations
Revenue for the first quarter of 2010 was $84.7 million, in line with the fourth quarter of 2009. Utilization continues to improve in the Americas and the North Sea regions. Utilization in the Americas was 80% in the quarter, a 15 percentage point increase from the fourth quarter rate. Within the Americas, utilization in the Gulf of Mexico increased 19 percentage points, from 62% in the fourth quarter of 2009 to 81% in the first quarter of 2010. Quarterly utilization increased in the North Sea to just over 90%, but decreased in Southeast Asia to 83% percent.
Average day rates for the quarter in each region were down from the fourth quarter of 2009, but the decrease in each of the regions was driven by different factors. The decrease in the average day rate in the North Sea was due to the dollar strengthening against local currencies. Excluding the effect of currency changes, the average day rate was up over 2% from the fourth quarter of 2009. In the Americas, the decrease was due to the mix of vessels employed during the quarter. As the lower day rate vessels returned to work, the average day rate went down. In the Americas, the change in average day rate excluding the effect of vessel mix was an increase of approximately 3% from the fourth quarter of 2009. The decrease in the average day rate in Southeast Asia was due to a decline to both day rates of approximately 4% and also to vessel mix.
Drydock expense was approximately $7.0 million in the first quarter, an increase of $2.5 million from the fourth quarter of 2009. Full year drydock expense is still expected to be approximately $22.3 million.

GulfMark Offshore, Inc.
Press Release
April 27, 2010

Direct operating expenses for the first quarter were $43.1 million, down approximately $4.0 million from the fourth quarter of 2009. Fourth quarter direct operating expenses were unusually high and a sequential quarterly decrease was anticipated. The Company continued to put vessels back to work in the Americas region, and labor costs correspondingly increased by approximately $1.0 million. Likewise, two large North Sea vessels delivered in the past two quarters, which increased direct operating expenses in the North Sea by approximately $1.0 million.
Operating income for the first quarter of 2010 was $8.9 million, down slightly from the fourth quarter of 2009. Although lower operating costs contributed $4.0 million of additional operating income, this amount was offset by $2.5 million of higher drydock costs and an increase in general and administrative costs of approximately $1.7 million. The sequential quarterly increase in general and administrative costs was due to two primary factors: the amount was relatively low in the fourth quarter of 2009 due to collecting receivables in that quarter that were previously written off, and higher professional fees in the first quarter primarily associated with the restructuring completed in January.
Commentary
Bruce Streeter, President and CEO, commented, “We fully met our internal expectations for the first quarter, actually exceeding what we expected for February and March. We previously discussed our view that 2010 would start fairly weak and strengthen to some extent as the year develops. Utilization continued to improve in those areas that have been hardest hit: the Americas and the North Sea. We did anticipate that contract turnover would lead to lower results in Southeast Asia and that did occur. However, even with the loss of utilization between contracts, operating income margin was 57% for the quarter.
“We took delivery of the North Purpose, the second of the Aker 09CD design and the fourth vessel in what I would call our state-of-the-art, very large (284 foot) North Sea platform supply vessel class. As promised, the vessel started a one year plus contract shortly after delivery. We have been in a difficult market, but even so, we are gratified to see these two vessels delivered and gainfully employed. We have two remaining vessels in the newbuild program, the medium sized anchor handlers being built in Poland with delivery planned near the mid-point of the year. These vessels are in the water and in the outfitting, test and trial phase.”
Mr. Streeter continued, “We are optimistic about 2010, especially in comparison to the latter part of 2009. Hurricane season in the Gulf of Mexico may result in some softness in the Americas region and the completion of construction work periods in other regions could have a negative impact. However, consistency in the price of oil and our ability to get vessels working has been gratifying. Over the past few years we have found it advantageous to increase the level of drydock activity in the first quarter, and that continued in the first quarter of 2010. We have also continued to move vessels to maximize best opportunities. We took a crewboat out of service late in the quarter to prepare it for a term contract in Mexico that has now started. We also completed modifications and regulatory requirements on a vessel that is now on a term contract in Brazil. Additionally, we have a vessel in the Falklands to support a drilling program and another North Sea unit heading to Trinidad as part of a construction project.

GulfMark Offshore, Inc.
Press Release
April 27, 2010

“I should point out that we previously announced that we expected to eliminate the tax liability we established for Norway due to the tax law being deemed unconstitutional. We were quite pleased that we not only could reverse the amount previously accrued, but have already received the cash portion due to us from payments made in previous years. We do caution that there are already plans for a new tax in Norway that, if approved as proposed, would result in our recognizing a new tax liability.
“We continue to focus on the future and are looking for the right value opportunities. Keeping our vessels working in tough times is due in part to maintaining a young, technologically advanced fleet of vessels. We were extremely pleased by both the number and mix of contracts we were able to obtain during the quarter. We will continue to work to meet our customers’ expectations and to look for opportunities that allow us to maintain and improve our fleet value, mix and earning capacity.”
Liquidity and Capital Commitments
Cash flow from operations totaled $21.9 million in the first quarter. Remaining commitments for the two vessels to be completed under the new build program are approximately $10.0 million. These commitments will fulfill the new build program requirements and are expected to be funded from cash on hand and cash generated from operations. Cash on hand at March 31, 2010 was $48.2 million and the Company has no amount drawn under its $175.0 million revolving credit facility. Total debt at March 31, 2010 was $351.4 million, and debt net of cash on hand was $303.2 million.
Conference Call Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Wednesday, April 28th, 2010. Those interested in participating should call 866-804-6920 (international callers use 857-350-1666) ten minutes in advance of the start time and ask for the GulfMark First Quarter Earnings conference call and refer to passcode 19565664. A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 888-286-8010 (international callers should use 617-801-6888) and entering access code 65678795. The conference call will also be available via audio webcast and podcast download, accessible from the Investor Relations section of our website at www.GulfMark.com. A transcript of the call will be furnished to the SEC on Form 8-K as soon as practicable.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.

Contact:	Quintin V. Kneen,
Executive Vice President &
Chief Financial Officer
E-mail:	Quintin.Kneen@GulfMark.com
(713) 963-9522

GulfMark Offshore, Inc.
Press Release
April 27, 2010

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2009. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

Reconciliation of Non-GAAP Measures

	Quarter Ended March 31, 2010
	Operating	Tax Benefit
	Income	(Provision)	Net Income	Diluted EPS
	(in millions, except per share data)

Before Special Items	$8.9	$0.7	$6.5	$0.25

Norwegian Tax Adjustment	-	15.0	15.0	0.59

	$-	$15.0	$15.0	$0.59

U.S. GAAP	$8.9	$15.7	$21.5	$0.84

Statement of Operations (unaudited)	Three Months Ended
(in thousands, except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Revenue	$84,651	$84,655	$90,764	$104,656	$108,795
Direct operating expenses	43,069	47,060	39,508	39,132	40,482
Drydock expense	6,964	4,418	6,398	2,642	2,238
General and administrative expenses	11,731	10,039	11,556	11,565	10,540
Depreciation and amortization expense	13,975	13,996	13,533	13,146	12,370
(Gain) loss on sale of assets	-	(55)	4	(869)	(4,632)
Impairment charge	-	-	-	-	46,247

Operating Income	8,912	9,197	19,765	39,040	1,550

Interest expense	(4,989)	(5,052)	(5,146)	(4,946)	(5,137)
Interest income	105	113	128	76	60
Foreign currency gain (loss) and other	1,781	(268)	532	790	(2,206)

Income before income taxes	5,809	3,990	15,279	34,960	(5,733)
Income tax benefit (provision)	15,734	(15,253)	(2,577)	(37)	19,954

Net Income (Loss)	$21,543	$(11,263)	$12,702	$34,923	$14,221

Earnings per share:
Basic	$0.85	$(0.45)	$0.50	$1.39	$0.57
Diluted	$0.84	$(0.44)	$0.50	$1.38	$0.56

Weighted average common shares	25,394	25,253	25,235	25,132	24,978
Weighted average diluted common shares	25,544	25,525	25,485	25,362	25,190

GulfMark Offshore, Inc.
Press Release
April 27, 2010

Operating Statistics	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Revenue by Region (000’s)
North Sea based fleet	$35,275	$34,458	$40,722	$46,324	$43,911
Southeast Asia based fleet	15,827	20,243	19,114	19,517	17,669
Americas based fleet	33,549	29,954	30,928	38,815	47,215

Rates Per Day Worked
North Sea based fleet	$16,771	$17,173	$20,171	$21,199	$21,073
Southeast Asia based fleet	18,039	20,105	21,180	21,201	20,699
Americas based fleet	13,362	14,395	16,894	15,704	17,302

Overall Utilization
North Sea based fleet	90.2%	87.2%	90.5%	93.1%	84.5%
Southeast Asia based fleet	83.1%	93.1%	85.8%	93.8%	87.2%
Americas based fleet	79.8%	64.8%	57.3%	79.9%	92.9%

Average Owned/Chartered Vessels

North Sea based fleet	25.3	24.4	24.0	25.0	25.9
Southeast Asia based fleet	12.0	12.0	11.7	11.0	11.2
Americas based fleet	36.0	36.0	35.8	34.8	33.2

Total	73.3	72.4	71.5	70.8	70.3

Drydock Days
North Sea based fleet	50	30	65	16	59
Southeast Asia based fleet	61	—	25	29	26
Americas based fleet	94	63	110	48	—

Total	205	93	200	93	85

Expenditures (000’s)	$6,964	$4,418	$6,398	$2,642	$2,238

	April 15, 2010		April 17, 2009
	2010(1)	2011(2)	2009(1)	2010(2)
Forward Contract Cover(1)
North Sea based fleet	60.6%	36.1%	71.5%	48.3%
Southeast Asia based fleet	87.5%	50.6%	76.1%	49.7%
Americas based fleet	43.7%	17.7%	56.3%	26.7%

Total	56.8%	29.6%	64.8%	38.0%

(1)Forward contract cover represents number of days vessels are under contract or option by customers for the remaining quarter(s) of the current year divided by total remaining days vessels are available for charter hire for the same period.
(2)Represents full calendar year.

GulfMark Offshore, Inc.
Press Release
April 27, 2010

	Vessel Count by Reporting Segment

		Southeast
	North Sea	Asia	Americas	Total
Owned Vessels as of February 25,2010	25	12	36	73

Newbuild Deliveries	-	-	-	-
Vessel Dispositions	-	-	-	-

Owned Vessels as of April 27, 2010	25	12	36	73

Managed Vessels	12	1	1	14

Total Fleet as of April 27, 2010	37	13	37	87

	As of	As of
Balance Sheet Data (unaudited) ($000)	March 31, 2010	December 31, 2009
Cash and cash equivalents	$48,227	$92,079
Working capital	47,564	88,041
Vessel and equipment, net	1,169,179	1,164,067
Construction in progress	54,921	40,349
Total assets	1,530,961	1,565,659
Long term debt (1)	318,044	326,361
Shareholders’ equity	984,952	987,468

(1)	Short-term portion of long-term debt included in working capital.

	Quarter Ended	Year Ended
Cash Flow Data (unaudited) ($000)	March 31, 2010	December 31, 2009
Cash flow from operating activities	$21,935	$171,045
Cash flow used in investing activities	(55,173)	(68,199)
Cash flow (used in) provided by financing activities	(9,442)	(120,250)